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EXHIBIT 23.1
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CONSENT OF INDEPENDENT AUDITOR

As independent auditors, we hereby consent to the incorporation by reference in this Form S-1 Registration Statement of our report dated April 9, 1999, relating to the consolidated financial statements of USURF America, Inc. and subsidiaries (formerly Internet Media Corporation) as of December 31, 1998 and 1997, and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1998, 1997 and the period from inception (December 28, 1995) to December 31, 1996, included in the Annual Report on Form 10-KSB of USURF America, Inc. (formerly Internet Media Corporation), filed with the Securities and Exchange Commission on April 19, 1999. We also consent to the reference to this firm under the heading "Experts" in this Registration Statement.

/s/

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
February 18, 2000